Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

New Era Helium Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, under the New Era Helium Inc. 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,149,539	(1)	US$	2.43	US$	5,223,380	US$	153.10 per $1,000,000	US$	799.70
	Total Offering Amounts						US$	5,223,380			US$	799.70
	Total Fee Offsets											-
	Net Fee Due										US$	799.70

(1)	Represents the number of shares issuable upon vesting or exercise of awards granted or to be granted under the 2024 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2024 Equity Incentive Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s common stock as quoted on Nasdaq on February 12, 2025 which is within five (5) business days prior to the date of this Registration Statement.